EXHIBIT 16.1

[KPMG LLP Letterhead]

February 27, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountant for Platinum Underwriters Holdings, Ltd. and, on February 26, 2009 we reported on the consolidated financial statements of Platinum Underwriters Holdings, Ltd. and subsidiaries as of and for the years ended December 31, 2008 and 2007, and the effectiveness of internal control over financial reporting as of December 31, 2008. On February 23, 2009, we were notified that the Audit Committee of the Board of Directors of Platinum Underwriters Holdings, Ltd. determined to nominate KPMG, a Bermuda partnership (“KPMG Bermuda”), as its principal accountant for the year ending December 31, 2009, subject to the approval of the shareholders of Platinum Underwriters Holdings, Ltd. at the Annual General Meeting of Shareholders to be held on April 29, 2009. We have read Platinum Underwriters Holdings, Ltd.’s statements included under Item 4.01 of its Form 8-K dated February 27, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with Platinum Underwriters Holdings, Ltd.’s statements contained in the first and fourth paragraphs of Item 4.01, and Item 8.01.

Very truly yours,

/s/ KPMG LLP